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                                                                    EXHIBIT 42

FOR IMMEDIATE RELEASE

Contacts:
 QUICKTURN DESIGN SYSTEMS, INC.             ABERNATHY MacGREGOR FRANK
 Joan Powell                                Pauline Yoshihashi / Matt Sherman
 Director, Marketing Communications         (213) 630-6550 / (212) 371-5999
 (408) 914-6701
 joan@quickturn.com


         QUICKTURN ISSUES RESPONSE TO DELAWARE CHANCERY COURT DECISION

SAN JOSE, CALIF. -- October 12, 1998 -- Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that the Delaware Chancery Court has determined that a full trial will be necessary to consider the defenses raised by Quickturn to Mentor Graphics Corporation's (Nasdaq: MENT) complaint regarding amendments to certain provisions of Quickturn's Bylaws and its stockholder rights plan. The
trial is scheduled to begin on October 19, 1998.   The Chancery Court reached
its decision after considering the importance of the issues raised to the development of Delaware corporate law.

Quickturn issued the following statement:

     "Quickturn looks forward to a full and fair hearing of these important corporate governance issues. We believe the amendments to our Bylaws and stockholder rights plan are designed to protect the interests of Quickturn's stockholders. We believe that stockholders will benefit from a careful deliberation on these issues and we are confident that the Court will recognize the merits of our case."

Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.

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